Exhibit (a)(1)

CERTIFICATE OF LIMITED PARTNERSHIP
OF
NB CROSSROADS PRIVATE MARKETS FUND VI CUSTODY LP

This Certificate of Limited Partnership of NB Crossroads Private Markets Fund VI Custody LP (the “Partnership”) is being filed by the undersigned with the Secretary of State of the State of Delaware to form a limited partnership under the Delaware Revised Uniform Limited Partnership Act (6 Del C. §17-101, et seq.).

1.	Name. The name of the limited partnership formed hereby is NB Crossroads Private Markets Fund VI Custody LP.

2.	Registered Office. The address of the registered office of the Partnership in the State of Delaware is 12 Timber Creek Lane, Newark, DE 19711.

3.
Registered Agent. The name and address of the registered agent for service of process on the Partnership in the State of Delaware are Universal Registered Agents, Inc., 12 Timber Creek Lane, Newark, DE 19711.

4.	General Partner. The name and mailing address of the general partner of the Partnership are NB Crossroads PMF VI GP LLC, 325 N. Saint Paul Street, Suite 4900, Dallas, TX 75201.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership, effective as of April 16, 2019.

NB CROSSROADS PMF VI GP LLC, the General Partner

By:	/s/ Blake Rice
Blake Rice, Authorized Signatory